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                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)


                                                                 Year Ended Last Friday in December
                                                   --------------------------------------------------------------
                                                      2000        1999          1998         1997         1996
                                                   ----------  -----------   ----------   ----------   ----------
                                                   (52 weeks)   (53 weeks)   (52 weeks)   (52 weeks)   (52 weeks)
Pre-tax earnings                                     $ 5,717      $ 4,206      $ 2,120      $ 3,102        2,671

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)             18,307       13,235       17,237       15,128       11,605

                                                   ----------  -----------   ----------   ----------   ----------
Pre-tax earnings before fixed charges                 24,024       17,441       19,357       18,230       14,276

Fixed charges:
   Interest                                           18,052       12,987       17,014       14,938       11,426
   Other  (a)                                            465          451          354          240          187

                                                   ----------  -----------   ----------   ----------   ----------
   Total fixed charges                                18,517       13,438       17,368       15,178       11,613

Preferred stock dividends                                 55           56           58           62           74

Total combined fixed charges
                                                   ----------  -----------   ----------   ----------   ----------
    and preferred stock dividends                   $ 18,572     $ 13,494     $ 17,426     $ 15,240     $ 11,687
                                                   ----------  -----------   ----------   ----------   ----------

Ratio of earnings to fixed charges                      1.30         1.30         1.11         1.20         1.23

Ratio of earnings to combined fixed charges
    and preferred stock dividends                       1.29         1.29         1.11         1.20         1.22
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(a)  Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.

Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.